CONSULTING AND NON-COMPETITION AGREEMENT

Effective May 1, 2011

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TABLE OF CONTENTS
(continued)

		Page

14.	Announcements	7

15.	No Waiver	7

16.	Survival	8

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TABLE OF DEFINED TERMS
Defined Term	Section

Act	2.2
Agreement	Preamble
Change in Control	2.2
Company	Preamble
Competitive Operation	4.1(a)
Confidential Information	4.2
Disability	3.1(b)
Effective Date	Preamble
Employment Agreement	4.6
Henderson	Preamble
LYH	Preamble
Term	2.1

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CONSULTING AND NON-COMPETITION AGREEMENT

This Agreement (“Agreement”) is made and entered into effective as of May 1, 2011 (the “Effective Date”) by and between: (i) J. Sherman Henderson, III, (“Henderson”), an individual; and (ii) Lightyear Network Solutions, Inc. (the “Company”), a Nevada corporation and successor to LY Acquisition LLC.  LY Holdings, LLC (“LYH”), a Kentucky limited liability company, joins in this Agreement for the limited purpose of agreeing to Sections 1.3 and 16 hereof.

Recital:

Henderson has been employed by the Company as its Chief Executive Officer and is presently a director of the Company.  Henderson desires to assist the Company in an advisory capacity as Chair Emeritus and Founder, and his employment with the Company is now terminating.  The Company wishes for Henderson to be available to the Company in a limited capacity, if needed, so that the Company can continue to benefit from Henderson’s knowledge and experience of the Company and the industry.

Agreement:

Now, Therefore, in consideration of the premises and mutual promises and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.  Termination of Employment and Advisory Services.

1.1 Termination of Employment.  The parties hereby acknowledge that Henderson’s employment with the Company shall terminate as of May 1, 2011.  The Company will pay Henderson all accrued but unpaid salary due Henderson as of that date.

1.2 Advisory Services.  Subject to the terms hereof, after his termination of employment with the Company, Henderson shall serve as a consultant in a management advisory role to the Company under the title “Chair Emeritus and Founder” during the Term (as defined in Section 2) of this Agreement.  Henderson shall provide such advisory services upon the request of the Company.  Advisory services shall be limited to matters material to the business of the Company, including employee, customer and vendor relations as well as strategic planning and development.  The Company and Henderson agree that Henderson will provide advisory services upon such requests up to a maximum of ten (10) hours per week during the Term, excluding holidays and weekends.

1.3  Director of the Company.  During the Term, Henderson shall remain a director of the Company and LYH will agree to vote its shares to ensure that Henderson will remain a director of the Company.

2.  Term.

2.1 One-year Term.  The term of Henderson’s advisory services as described in Section 1 under this Agreement shall begin May 1, 2011 and end April 30, 2012 (the “Term”), provided that the Term and the stipend payments described in Section 3 below shall end earlier upon the occurrence of any of the following:  (i) a Change in Control  (as defined in Section 2.2) of Lightyear, (ii) the material breach of this Agreement by a party, which is not cured within fifteen (15) days upon written notice of the breach by the non-breaching party, in which case the non-breaching party can terminate this Agreement upon fifteen (15) days prior written notice to the breaching party; or (iii) upon the resignation by Henderson as a consultant under the title of Chair Emeritus and Founder at any time in the sole discretion of Henderson.  Upon the expiration or earlier termination of the Term, all rights and obligations of Henderson and the Company under this Agreement, except accrued but unpaid obligations and those rights and obligations specifically extending beyond the Term or as provided by Section 16, shall immediately terminate, and any payments which have not accrued described in Section 3 hereof will not be paid.  The rights and obligations of Henderson and the Company under this Agreement extending beyond the Term, including without limitation those identified in Section 16 hereof, shall survive such termination or expiration.

2.2 Definition of Change in Control.  “Change in Control”, for purposes of this Agreement, shall mean: (a) any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”)) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission (“SEC”) with respect to Sections 13(d) and 13(g) of the Act) of more than 50% of the then outstanding shares of any class of the Company’s stock, other than a person or an affiliate of a person now holding such control, or (b) the business of the Company is disposed of through the sale of substantially all of the Company’s assets.

3.  Payments and Reimbursements.

3.1  Payments to Henderson.

(a)  The Company shall pay Henderson TWO HUNDRED NINETY-SIX THOUSAND U.S. DOLLARS ($296,000), which amount will be paid ratably over the Term in accordance with the Company’s standard payroll practices, as a stipend in exchange for his provision of consulting services.

(b)  If Henderson’s provision of consulting services during the Term ceases due to Henderson’s death or Disability (as defined below), the stipend will continue to be paid during the Term to Henderson’s designated heir, estate or beneficiary.  For purposes of this Section 3.1(b) “Disability” shall mean:  (i) Henderson has been declared legally incompetent by a final court decree for a period of three (3) consecutive months; (ii) Henderson has qualified to receive benefits under a long-term disability insurance policy held by Henderson and has been declared to be totally disabled by the insurer for a period of three (3) consecutive months; or (iii) because of a medically determinable disease, injury, or other mental or physical disability, Henderson is unable to perform the essential functions of Henderson’s duties under this Agreement for a period of three (3) consecutive months.

(c)  The Chief Executive Officer of the Company may agree to pay additional compensation over the amount described in Section 3.1(a) for any additional consulting services the Company may desire to receive from Henderson.

3.2 Business Expense Reimbursements.  Subject to the Company’s expense reimbursement policies then in effect, Henderson’s reasonable expenses related to the advisory services during the Term shall be reimbursed by the Company, upon pre-approval by Steve Lochmueller.

3.3  Assignment of Term Life Insurance Policy.  Upon the Effective Date, Henderson will be assigned his Company-provided $5,000,000 term life insurance policy (John Hancock policy # 75177988), to the extent such policy is assignable to him.  Henderson will be responsible for all premiums due on the life insurance policy following the Effective Date.

3.4 Acknowledgement of Pledges and Personal Guarantees.  Henderson hereby acknowledges that the lenders have not released Henderson from any pledges or personal guarantees previously made by him for the benefit of the Company or any of its affiliates.

3.5 Personal items.  Henderson shall retain ownership of his personal items located on the Company’s premises, including, but not limited to, all the furniture, pictures and miscellaneous items currently in his office.

4.  Confidentiality, Noncompetition and other Covenants on Confidential Materials and Related Matters.

4.1  Definitions.

(a)  “Competitive Operation” means any business which competes with or which is planning to become engaged in competing with the business conducted by the Company or its subsidiaries in any geographic area where such Company business is being conducted during the Term, but specifically excluding Henderson’s position as a director or any ownership in either of Beacon Enterprise Solutions Group, Inc. or U.S. Network.

4.2 Protection of Confidential Information.  In connection with the advisory services provided hereunder, Henderson will have access to certain sensitive confidential information of the Company (“Confidential Information”).  Henderson hereby agrees that the Confidential Information is the exclusive property of the Company and that he will only use or disclose Confidential Information for the Company’s benefit and in accordance with any restrictions placed on its use or disclosure by the Company.  Promptly following conclusion of the advisory services, Henderson shall return all Confidential Information in his possession to the Company.  Confidential Information shall not include any information in the possession of Henderson that  (i) was in the possession of Henderson prior to his receipt of it in his capacity as an officer or director of the Company or any of its affiliates; (ii) is or was developed by Henderson without reference to and independent of any Confidential Information; (iii) is learned from a third party not under any duty of confidence to the Company or its affiliates; (iv) becomes part of the public domain through no fault of Henderson; (v) was publicly known and made generally available in the public domain prior to the time of disclosure by the Company; or (vi) is approved for release by written agreement of the Company.

4.3  Competitive Activities.

(a)  In order to further protect the Confidential Information and legitimate business interests, during the Term, and only during the Term, Henderson will not directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to, enter into the employ of, or guarantee the obligations of a Competitive Operation.

(b)  Ownership by Henderson of 5% or less of the voting stock of any publicly held company shall not constitute a violation of Section 4.3(a) hereof.

4.4 Non-Solicitation of Employees.  During the Term, and only during the Term, Henderson will not hire or attempt to solicit for employment any individual who is then employed by the Company or any subsidiary, or who terminated within the 3 months preceding the date of such solicitation.  General advertisement in media will not violate this covenant unless the identity of the employee was provided by him.

4.5 Non-Solicitation of Customers.  During the Term, and only during the Term, Henderson will not attempt to solicit any customers or potential customers of the Company, or individuals or entities who were customers or potential customers during the Term or during the eighteen (18) month period preceding the Term.

4.6 Acknowledgment.  Henderson acknowledges and agrees that the restrictions included in the provisions of this Section 4 of this Agreement are reasonable and that such provisions supersede the similar provisions contained in Henderson’s Employment Agreement with Company dated July 30, 2003 (the “Employment Agreement”).

5.  Governing Law; Remedies.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Kentucky without regard to conflicts of laws principles.  Henderson agrees that the Company shall have the right to file and enforce any award, order, judgment, or injunction in any appropriate jurisdiction, and Henderson waives service of process in connection with the filing and enforcement of the award, order, judgment, or injunction in any jurisdiction and venue in which the Company seeks to enforce the award, order, judgment, or injunction.

(b)  Henderson agrees that in the event of a breach by Henderson of Section 4 of this Agreement, monetary remedies may not be adequate and Henderson agrees that the Company is entitled to injunctive relief, without need to post bond or similar security, in lieu of or in addition to, such monetary or other legal remedies.  In the event that Henderson engages in or attempts to engage in any of the conduct prohibited in Section 4 of this Agreement, the Company shall be entitled to enforce the provisions of Section 4 by temporary, preliminary and permanent injunction to restrain any violation or threatened violation by Henderson of any provisions of Section 4.

6. Disclosure of Agreement.  Henderson acknowledges that the Company may be required to file this Agreement with the SEC, including as an exhibit to the Company’s periodic filings.

7. Entire Agreement.  The parties agree that this Agreement constitutes the entire agreement between them with respect to the subject matter hereof, superseding all prior written and verbal agreements, including the Employment Agreement which is hereby terminated.

8. Amendments in Writing and Signed by Both Parties.  The parties agree that the terms of this Agreement may not be waived, modified or supplemented except in writing signed by both Henderson and the Company, unless the provision to be waived, modified or supplemented is one which LYH is bound, and then such amendment shall require the written consent of LYH, Henderson and the Company.

9. Severability.  Should any terms of this Agreement be held invalid or unenforceable (in whole or in part), the other terms shall remain in full force and effect.

10. Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11. Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be (i) delivered by hand, (ii) sent by recognized overnight courier, (iii) made by facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

Lightyear Network Solutions, Inc.
Attn:  Chief Executive Officer
1901 Eastpoint Parkway
Louisville, KY 40223
Facsimile: 502-515-4138

With a copy to:

Lightyear Network Solutions, Inc.
Attn: General Counsel
1901 Eastpoint Parkway
Louisville, KY 40223
Facsimile: 502-515-4138

If to Henderson:

Mr. J. Sherman Henderson, III
11801 Spring Hill Garden
Louisville, KY 40223

With a copy to:

Greenebaum Doll & McDonald pllc
3500 National City Tower
101 South Fifth Street
Louisville, Kentucky 40202
Attn:  Patrick J. Welsh
Facsimile: 502-540-2228

If to LYH:

McBrayer, McGinnis, Leslie & Kirkland, PLLC
201 East Main Street, Suite 1000
Lexington, KY 40507
Attn:  Brent Rice
Facsimile: 859-231-6518

All notices, requests, consents and other communications hereunder shall be deemed to have been given:  (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by facsimile transmission, at the time the receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent.

Any party to this Agreement may change his or its address upon written notice delivered pursuant to this Section 11.

12. Express Waiver Required; Waiver of Jury Trial.  No waiver of any right specified in this Agreement shall be effective unless granted pursuant to a writing executed by the party holding such right.  No failure or delay by any party to this Agreement to enforce any right specified in this Agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the right within the period of the applicable statute of limitations.  Each party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

13. Applicable Tax Rules.  Payments under Section 3.1(a) will be reported to Henderson on a Form 1099, and Henderson will be responsible for the payment of any taxes (including federal and state income taxes, Social Security and Medicare contributions) of any type whatsoever which may arise out of this Agreement. Henderson acknowledges that the Company does not guarantee any tax result to Henderson of payments hereunder.

14. Announcements. Any press release, announcement or Form 8-K filed with the SEC describing Henderson’s transition to Chair Emeritus and Founder shall be made available to Henderson before release or filing, as applicable.

15.  No Waiver.  Nothing contained herein shall act as a waiver of the rights, if any, Henderson may have under any directors and officers insurance policy of the Company or the rights, if any, to indemnification, whether such claims arise during the Term or arose before the Effective Date.

16.  Survival.  Sections 3.1(b), 4.2, 4.6 and 14 shall survive the expiration or earlier termination of this Agreement.

[Signatures Appear on the Following Page]

In Witness Whereof, the parties have executed this Agreement on the date(s) stated below.

/s/ J. Sherman Henderson, III
J. Sherman Henderson, III

Date:	4-26-11

Lightyear Network Solutions, Inc.

By:	/s/ Steve Lochmueller

Name:	Steve Lochmueller

Title:	President

Date:	4-22-11

Acknowledgement and Agreement to Sections 1.3 and 16

LY Holdings, LLC

By:	/s/ Chris Sullivan

Name:	Chris Sullivan

Title:	Lead Director

Date:	4-22-11